Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-288743

August 4, 2025

1 A UGU S T 2025 I n v e s t or P r ese n t a tion

Confidentiality Notice and Usage Restrictions

This presentation is strictly confidential and intended solely for the use of the intended recipients. Unauthorized recording, photography, or distribution of this presentation is strictly prohibited. By participating in this presentation, you agree not to record, copy, or disseminate any part of the presentation in any form without the express written consent of Avidbank Holdings, Inc.

2

Disclaimer 3 The in f or m ation contained in this presentation and any related oral presentation collectively, (this “P resentation ” ) concerning Avidbank H oldings, Inc. ( “ AVB H ” or the “ Co m pany ” ) and its consolidated subsidiary, Avidbank (the “B ank ” ) is the proprietary in f or m ation of AVB H . This P resentation shall not constitute an o ff er to s e ll or a solicitation of an o ff er to buy securities or an invitation or induce m ent to engage in invest m ent activity nor shall there be any sale of s e curities in any jurisdiction in which such o ff er, solicitation or sale would be unlaw f ul prior to registration or quali f ication of such securities under the securities law of any such jurisdiction. A registration state m ent relating to these securities has been f iled with the Securities and E xchange Co mm ission (the “SE C ” ) b u t has not yet beco m e e ff ective. These securities m ay not be sold nor m ay o ff ers to buy be accepted prior to the ti m e the registration state m ent beco m es e ff ective. Be f ore you invest in any securities of the Co m pany, you should read the prospectus in that registration statement and any other docu m ents the Co m pany has f iled with the S E C f or m ore co m plete in f or m ation about the Co m pany and the o ff ering. You m ay g e t these docu m ents f or f ree by visiting ED GAR on the S E C website at www.sec.gov. Alternativel y , the Co m pan y , any underwriter or any d e aler participating in the o ff ering will arrange to send y ou t h e prospectus if you request it by contacting: P iper Sandler Co., Attention: P r o spe c tus D epart m ent, 80 0 Ni co llet Ma ll, J12S03 , M inne a p o lis, M N 55402 , o r by telephone a t (800) 747 - 3924 , o r by e ma il a t pr o s pectus@psc.com or Stephens Inc., A ttention: P rospectus D epart m ent, 111 Center S treet, Little R o c k, A R 72 201 , by telephone at 80 0 - 643 - 9 69 1 or by e m ail at prospe c tus@stephens. c o m . All in f or m ation provided herein is f or discussion purposes only. Y o u should not de f initively rely upon it or use it to f orm the de f initive basis f or any decision, contract, co mm it m ent or action whatsoever, with respect to any proposed transaction or otherwise. Nothing herein is a proposal, plan, offer or c o mm it m ent on the part of any p e rson, and this docu m ent is not intended to create, and does not create, any rights or obligations of any person, nor shall it constitute the basis of any de f initive agree m ent. The recipient understands a n d acknowledges that AVBH has not m ade and is not m aking, and the recipient is not rel y ing on, any representation or warrant y , express or i m plied, as to the ti m eliness, accuracy or co m pleteness of this pre s entation. AVBH expressly disclai m s any and all liability based, in whole or part, on this presentation or any such docu m ents or in f or m ation, or any errors or o m issions there f ro m . In addition, no such party is un d er any obligation to update this present a tion or correct any inaccuracies or o m issions in it that m ay exist or beco m e apparent or to p r ovide the recipient with access to any additional in f or m ation. This P resentation contains f orward - looking state m ents within the m eaning of U.S. f ederal securities laws, which involve risks a nd uncertainties. You should not place undue reliance on f orward - looking state m ents because they are subject to nu m erous uncertainties and f actors relating to our operations and business, all of which are di ff icult to predict and m any of which are beyond our control. Forward - looking state m ents include in f or m ation concerning our possible or assu m ed f uture results of operations, including descriptions of our business strategy. These forward - looking state m ents are generally identi f ied by the use o f fo rward - l oo king ter m in o l ogy , in c luding the ter m s “a nti c ip a te , ” “ belie v e , ” “co uld , ” “ esti ma te , ” “ expe c t , ” “ intend , ” “may, ” “ plan , ” “ p o tenti a l , ” “ predi c t , ” “ pro j e c t , ” “ should , ” “ t a r g et ,” “ will,” “ w o uld” a nd, in ea c h ca se, their ne ga ti v e o r o ther va ri a t ions or co m parable ter m inology and expressions. The results, e v ents and circu m stances re f lected in the f orward - looking state m ents m ay not be achieved or occur, and actual results, e v ents, or circu m stances could di ff er m aterially f rom those described in the f orward - looking state m ents. W e caution that the f orward - looking in f or m ation and state m ents are based largely on our expectations and are subject to a nu m ber of known and unknown risks and uncertainties that are subject to change based on f actors which are, in m any instances, beyond our control. S uch f orward - looking state m ents are based on vario u s assu m ptions (so m e of which m ay be beyond our control) and are subject to risks and uncertainties, which change over ti m e, and other f actors which could cause actual results to di ff er m aterially fr om those currently anticipated. Such risks and uncertainties include, but are not li m ited to: uncertain m arket conditions and econo m ic trends nationally, regionally and parti c ularly in the Bay Area and Cali f ornia; econo m ic conditions a ff ecting the venture capital and p r ivate equity industries, including any decline in overall port f olio co m pany invest m ent, m erger and acquisition activity and other liquidity events a ff ecting venture and private equity f und and their port f olio co m panies; risks related to the concentration of our business in Cali f ornia, and speci f ically within the Bay Area, includ i ng risks associated with any downturn in the real estate sector; our inability to success f ully reposition our available - f o r - s ale securities port f olio utilizing the proceeds f rom this o ff ering; incurrence of any losses in connecti o n with any repositioning of our available - f o r - s ale securities port f olio utilizing the proceeds f rom this o ff ering; the occurrence of signi f icant natural disasters, including f ires and e a rthquakes, and acts of war or terroris m ; our ability to conduct our business could be disrupted by natur a l or m an - m ade disasters, including the e ff ects of pande m ic viruses; changes in m arket interest rates that a ff ect the pricing of our loans and deposits and our net interest inco m e; risks related to our strategic f ocus on lending to s m all to m ediu m - sized businesses; the su ff iciency of the assu m ptions and esti m ates we m ake in establi s hing reserves f or potential loan losses and the value of loan c o llateral and securities; our ability to att r act and retain executive o ff icers and key e m ployees and their custo m er and co mm unity relationships; a d verse changes in the f inancial per f or m ance and/or condition of our borrowers and, as a result, increased loan delinquency rates, deterioration in asset quality and losses in our loan port f olio; t h e costs of and e ff ects of legal and regulatory develop m ents, including legal proceedings and lawsuits we are or m ay beco m e subject to; the results of regulatory exa m inations or reviews and the e ff ect of and our ability to co m ply with, any regulations or regulatory o r ders or actions we are or m ay beco m e subject to; our level of nonper f or m ing assets and the costs associated with resolving problem loans; our ability to m aintain adequate liquidity and to raise necessary capital to f und our growth strategy and operations or to m eet increased m ini m um regulatory capital levels; the e ff ects of increased co m petition f rom a wide variety of l o cal, regional, national and o t her providers of f inancial services; technological changes and develop m ents; negative trends in our m arket capitalization and adverse changes in the price of our co mm on stock; risks associated with unaut h orized access, cyber - crime and other threats to data security; the e ff ects of any acquisitions or dispositions we m ay m ake or evaluate, and t h e costs associated with any potential or actual acquisition or disposition; our ability to co m ply with various govern m ental and regulatory require m ents applicable to f inancial institutions, including sup e rvisory actions by f ederal and state banking agencies; the i m p act of recent and f uture legislative and regulatory changes, including changes in banking, accounting, securities and tax laws and regulations and their application by our regulators, and econo m ic sti m ulus pr o gra m s; govern m ental m onetary and f iscal policies, including the policies of the Federal Reserve and policies related to tari ff s; our ability to imple m ent, m aintain and i m prove e ff ective internal controls; o u r use of the net proceeds f rom this o ff ering; and our success at m anaging any of the risks involved in the f oregoing ite m s.

Disclaime r (Co n tinued) 4 The foregoing factors should not be considered exhaustive. New r i sks and uncertainties m ay e m erge f rom ti m e to ti m e, and it is not possible f or us to predict their occurrence or how they will a ff ect us. If one or more of the factors affecting our forw a rd - looking in f or m ation and state m ents proves incorrect, then our actual results, perfor m ance or achieve m ents could di ff er m aterially f rom those expressed in, or i m plied by, f orward - looking in f or m ation. There f ore, we caution you not to place undue reliance on our f orward - looking in f or m ation and state m ents. W e disclaim any duty to revise or update the f orward - looking state m ents, whether written or oral, to re f lect actual results or changes in the f actors a ff ecting the f orward - looking state m ents, except as speci f ically required by law. P ast per f or m ance is not a guarantee of f uture results or returns and no representation or warranty is m ade regarding f uture pe r for m ance. W ithin this P resentation, we re f erence certain industry and sector in f or m ation and statistics. W e have obtained this in f or m ation and statistics f rom various independent, third - party sources. Nothing in the data used or derived f rom third - party sources should be constru e d as advice. So m e data and other in f or m ation are also based on our good f aith esti m ates, which are derived f rom our review of internal surveys and independent sources. W e believe that these external sources and esti m ates are reliable, but have not independently verified the m . State m ents as to our m arket position are based on m arket data currently available to us. Although we are not aware of a n y m isstate m ents regarding the de m ographic, econo m ic, e m ploy m ent, industry and trade association data presented herein, these esti m ates involve inherent risks and uncertainties and are b a sed on assu m ptions that are subject to change. This presentation also includes f inancial in f or m ation that is p r esented as of June 30, 20 25 , which in f or m ation is preli m inary a n d subject to change. Our independent registered public accounting f ir m , Crowe LL P , has not audited, reviewed, co m piled or applied agreed - upon procedures with respect to the preli m inary f inancial in f or m ati o n, and as such, does not express an opinion, or any assurance, with respect to this preli m inary f inancial in f or m ation. Our actual results re m ain subject to additional procedures and the Co m pany ' s considera t ion of subsequent events, particularly as they relate to m aterial esti m ates and assu m ptions used in preparing m anage m ent ’ s esti m ates. These addit i onal procedures could result in m aterial changes to the prel i m inary f inancial in f or m ation set f orth in this P resentation. These preli m inary estimates are not a comprehensive statement of our financial results as of and for t h e three and six months ended June 30, 202 5 , and should not be viewed as a substitute f or f ull f inancial state m ents prepared in accordance with GAAP. In add i tion, these preli m inary esti m ates are not necessarily indicative of the results to be achieved in any f uture period. Accordingly, you should not place undue reliance on these preli m inary f inancial results. This presentation includes f inancial in f or m ation prepared in acc o rdance with accounting principles generally accepted in the U n ited States ("GAAP"). This presentat i on also includes non - GAAP f inancial in f or m ation, which should be considered supple m ental to, not a s ubstitute f or, or superior to, the f inancial m easure calculated in accordance with GAA P . There are a nu m ber of li m itations related to the use of these non - GAAP f inancial m easures and their nearest GAAP equ i valents. For exa m ple, the Co m pany ’ s de f initions of non - GAAP f i n ancial m easures m ay di ff er f rom non - GAAP f inancial m easures used by other co m panies. For a description of the non - GAAP f inancial i n f or m ation included herein and reconciliations to the m ost direc t ly co m parable GAAP m easure, see the appendix to this presentation.

# Offering Summary

| | |
|---|---|
| Issuer | Avidbank Holdings, Inc. |
| Exchange / Ticker | Nasdaq Global Select / AVBH |
| Base Shares Offered | 2,610,000 shares |
| Underwriters' Option | 15% of gross offering |
| Filing Range | $22.00 - $24.00 per share |
| Base Offering Size | $60 million |
| Use of Proceeds | General corporate purposes, including investing a portion of the net proceeds into the Bank to support the Bank's regulatory capital ratios in connection with the potential repositioning of a substantial portion of its available-for-sale securities portfolio |
| Lock-Up | 180 Days for directors, officers and certain select shareholders |
| Joint Bookrunners | PIPER SANDLER; Stephens |
| Lead Manager / Co-Manager | D.A. DAVIDSON; Janney |
| Expected Pricing Date | Thursday, August 7 |

5

# Experienced Management Team

**Mark D. Mordell**
Chairman, President &
Chief Executive Officer



**Patrick Oakes**
Executive VP
Chief Financial Officer



**Gina Thoma Peterson**
Executive VP
Chief Operating Officer



**Lisa Foussianes**
Deputy Chief Credit
Officer



## Financial Services Experience

All have over 30 years of experience in the Financial Services industry

## Biography & Previous Experience

**Mark D. Mordell**

- Joined the board of directors of the Bank in January of 2006, appointed Chairman in February of 2007, named CEO of Avidbank Holdings and the Bank in March 2012
- Brings over 30 years of financial services, real estate and diverse business experience to the Company
- Holds various roles including Advisory Board Member to MMM Management, Inc. and Advisory Board Member of the Donovan & Bank Foundation

**Patrick Oakes**

- Joined as EVP and CFO of Avidbank Holdings and the Bank in March 2022
- Came to the Company from Atlantic Capital Bancshares, Inc. (Nasdaq: ACBI, which subsequently merged into SouthState Bank, N.A.) where he served as EVP, CFO and Secretary from 2015 to 2022
- Previous roles include EVP and CFO of Square 1 Bank, EVP and CFO of Encore Bancshares, Inc, and Senior Vice President and Treasurer of Sterling Bank

**Gina Thoma Peterson**

- Joined Avidbank Holdings and the Bank as EVP and COO in September 2019
- Previously spent 8 years at MUFG Union Bank in senior roles focused on global financial services and operational risk management
- Spent 12 years at PwC with expertise in regulatory compliance, enterprise risk, financial reporting and operational resilience. Led advisory and audit services for the largest PwC portfolio of financial institutions in the Western U.S.

**Lisa Foussianes**

- Joined the Bank in October of 2023 as SVP in Credit, named Deputy Chief Credit Officer in June 2025
- Previously she worked in venture lending, primarily as MD at Signature Bank and SVP at Square 1 Bank, spanning originations, portfolio management and credit
- Prior to her career in venture lending, she spent well over a decade in commercial real estate finance, including originations, workouts, CMBS and credit

6

# Diversified Commercial Bank Positioned for Growth

- Founded in 2003 with **roots in dynamic Bay Area and a national expansion strategy**
- **Efficient footprint** with one full-service branch and two loan production offices
- **High-growth** model supported by **five specialized verticals**
- **Disciplined underwriting approach** with a proven track record of **solid asset quality through various economic cycles**
- Well established Bay Area **commercial bank** with extensive expertise and connectivity in an affluent market
- **Positioned to capitalize** on Bay Area market dislocation, including client acquisition and talent opportunities
- Focused on growing **relationship-driven**, lower-cost funding across business lines, and **expanded product offerings**
- **~23% insider ownership**, with 100% participation from management and the Board of Directors for previous capital raises

## With Sustained and Measured Growth

**$2.3B**
*Total Assets*
*CAGR: 17%*

**$1.8B**
*Total Loans*
*CAGR: 16%*

**$1.9B**
*Total Deposits*
*CAGR: 17%*

**143**
*FTE Employees*

## While Maintaining Strong Profitability and Credit[1]

| | |
|---|---|
| Return on Average Assets | 0.96% |
| Return on Average Equity | 11.5% |
| Net Interest Margin | 3.52% |
| Efficiency Ratio | 63% |
| NPAs / Assets | 0.06% |
| Average NCOs / Loans *(Since 3/31/2017)* | 0.07% |

1) Financial data as of the three months ended March 31, 2025
Note: CAGRs shown from 2017 – 2024

7

# Why Avidbank: Multi-Business Line Growth with National Reach

- Experienced Leadership Team with a Deep, Growing Bench
- Diversified Business Lines Tailored to Meet Customer Needs
- Disciplined Credit Culture and Minimal History of Losses
- Diversifying Deposits Through Targeted Treasury Solutions
- History of Generating Double-Digit Loan and Deposit Growth
- Ability to Enhance Profitability Through Strategic Securities Repositioning
- Disciplined Cost Management Paired with Targeted Technology Investments to Support Scalability

8

Compa n y Hi st o r y and Mile st ones 2003 The Private Bank of the Peninsula was incorporated i n Palo Alto, CA with init i a l capital of $1 8 million 2003 2008 Complete d a $9 m i llio n pri v ate offerin g of common shares 2008 2012 Mark Mordell was name d Chief Executiv e Officer 2012 2017 Complete d a $20 m i llio n pri v ate offerin g of common shares 2017 2019 Issue d $22 mill i o n of subordinated notes 2019 2007 Peninsula Bank Holding Co. was organize d to be the holding company fo r the bank 2007 2011 The bank changed it s name t o Avidbank and the holding compan y to Avidbank Holdings, Inc. 2011 2019 Established the Venture Lending line of busine s s 2019 2022 Complete d $28 m i llio n pri v ate offerin g of common shares 2022 2017 The bank moved it s headquarters fro m Palo Alto to Sa n Jose 2017 2013 Complete d a $16 m i llio n pri v ate offerin g of common shares 2013 2023 2023 Bolst e r e d Tr e asu r y Management team 9

Avidbank

# Five Key Business Verticals with a Differentiated Product Set

| Local Bay Area Focus | | | Growing National Presence | |
|---|---|---|---|---|
| **Corporate Banking** | **Commercial Real Estate** | **Construction Lending** | **Venture Lending** | **Specialty Finance** |
| ▪ Traditional core commercial banking<br>▪ Provides high touch service that enables our local clients to meet their financing needs and manage their cash<br>▪ Focus on commercial customers throughout the Bay Area | ▪ Provides a range of financing options at competitive rates and terms for seasoned, stabilized asset, or potential "value-add" opportunities<br>▪ Focus on commercial, multi-family and mixed-use investment properties throughout the Bay Area | ▪ Provides land acquisition loans, pre-development loans and construction loans on residential, commercial and mixed-use properties<br>▪ Primary focus is residential properties in desirable Bay Area neighborhoods | ▪ Comprehensive suite of banking and financing solutions for technology sector entrepreneurs and their investors<br>▪ Venture-backed companies generate higher volumes of deposits relative to borrowing needs<br>▪ High-touch, relationship-based approach | ▪ Provides creative financing solutions to emerging growth and established companies across the U.S.<br>▪ Lending focus includes asset-based lending, AR financing, and M&A sponsor finance<br>▪ High-touch, relationship-based approach |

10

Avidbank

# Bay Area Core, Expanding National Reach

**Bay Area-based[1] with a lean physical footprint** | **while serving clients nationwide**

**San Francisco Bay Area**



Sonoma
Napa
Solano
Marin
LPO
San Francisco
Contra Costa
Alameda
LPO
San Mateo
Branch and HQ
Santa Clara
Santa Cruz
Monterey



A

- AVBH Headquarters
- Primary Lending Area
- Banking Relationships

**Avidbank serves clients in 37 states with team members located in key innovation hubs nationwide**

*22% of loan balances are outside of California, driven by targeted growth in Venture and Specialty Finance*

1) Bay Area defined as the counties of Alameda, Contra Costa, Marin, Monterey, Napa, San Francisco, San Mateo, Santa Clara, Santa Cruz, Solano, and Sonoma

11

$648 $807 $889 $993 $1,223 $1,554 $1,741 $1,865 $1,841 2 0 22Y 2 0 23Y 2 0 24Y 2 0 25 Q 1 2 0 17Y 2 0 18Y 2 0 19Y 2 0 20Y 2 0 21Y 2 0 22Y 2 0 23Y 2 0 24Y 2 0 25 Q 1 Loan / Deposit R a tio (%) $783 $917 $1,132 $1,431 $2,162 $2,133 $2,231 $2,304 $2,320 2 0 17Y 2 0 18Y 2 0 19Y 2 0 20Y 2 0 21Y 2 0 22Y 2 0 23Y 2 0 24Y 2 0 25 Q 1 P r o v e n O r g anic G r owth Capabilities 2 0 17Y 2 0 18Y 2 0 19Y 2 0 20Y 2 0 21Y 2 0 22Y 2 0 23Y 2 0 24Y 2 0 25 Q 1 To t al D e p o s i ts ( $ M) $646 $797 $973 $1,254 $1,979 $1,823 $1,654 $1,891 $1,929 2 0 17Y 2 0 18Y 2 0 19Y 2 0 20Y 2 0 21Y 100% 101% 91% 79% 62% 85% 105% 99% 95% T o t al Ass e ts ($M) T o t al Loans ($M) 12

Avidbank

# Diversified Lending Platform with Strong Risk-Adjusted Returns

- **Five specialized verticals** driving balanced, disciplined **growth**
- **16% loan CAGR since 2017**, demonstrating consistent execution across cycles
- **Commercial lending focus** – C&I plus owner-occupied CRE account for 52% of total loans
- **Diversified CRE book** spans office, hotel, retail, industrial and more – no single-sector risk
- **Targeted construction lending** focused on residential builds in affluent Bay Area markets with experienced local developers

## Loan Portfolio Interest Rate Composition



Fixed, 26%
Floating, 50%
Adjustable, 24%
Total Loans at March 31, 2025: $1.8B
C&I
Construction
Residential Real Estate
Commercial Real Estate
Consumer

## Loan Portfolio by Type[1]



CRE Owner Occupied, 8%
Residential Real Estate, 2%
Construction & Land, 12%
Multifamily, 12%
Non-Owner Occupied, 22%
Venture & Fund Finance, 16%
Sponsor Finance, 12%
Asset-Based Lending, 6%
Invoice Financing, 2%
Other C&I, 8%
C&I
Total Loans at March 31, 2025: $1.8B
Q1 2025 Loan Yield: 6.96%

*Average Non-Owner Occupied Office Loan Size: **$2.8M***

**Non-Owner Occupied CRE at March 31, 2025**

*$s in 000s; % of total loans*

| | | |
|---|---|---|
| Office | $146,762 | 8% |
| Hotel/Motel | $79,524 | 4% |
| Retail | $69,617 | 4% |
| Industrial | $58,424 | 3% |
| Warehouse | $15,552 | 1% |
| Other | $35,909 | 2% |
| **Total** | **$405,788** | **22%** |

1) Loan portfolio by type does not reflect the divisional breakdowns; divisions may include loans across multiple product types

13

# Core Bay Area Banking Divisions

## Lean Branch Footprint in the Attractive Bay Area



LPO
LPO
Branch and HQ
Mill Valley
Berkeley
Oakland
San Francisco
Union Island
Tracy
Daly City
Hayward
Livermore
Pacifica
San Francisco Bay
Pleasanton
Union City
San Mateo
Fremont
Redwood City
Sunnyvale
San Jose
Cupertino
Henry Coe State

### San Jose – Sunnyvale – Santa Clara MSA

| | | | | | | |
|---|---|---|---|---|---|---|
| **$156.7** Median HHI ($000s) | vs. | $78.8 Median HHI ($000s) | | **9.8%** Proj. HHI Growth ('25 – '30) | vs. | 8.8% Proj. HHI Growth ('25 – '30) |
| | | Nationwide | | | | Nationwide |

## Bay Area Lending Divisions

### Corporate Banking Division

- Focused on small to mid-sized commercial clients across diverse industries
- Clients typically demonstrate strong financial profiles, including profitability, low leverage, and high liquidity

### Commercial Real Estate Division

- Provides term financing for commercial, multi-family, and mixed-use properties
- All commercial real estate loans are collateralized by investment properties in California

### Construction Lending Division

- Primarily serves experienced local developers
- Finances all stages of residential projects, from land acquisition through construction

## Bay Area Lending: Anchored in Three Long-Standing Divisions

| *Corporate Banking Division* | *Commercial Real Estate Division* | *Construction & Land Division* |
|---|---|---|
| *Provides traditional commercial and owner-occupied lending* | *Provides financing for multifamily and non-owner-occupied real estate* | *Financing high quality residential property construction* |
| ***22%*** | ***28%*** | ***15%*** |
| *of total loans* | *of total loans* | *of total loans* |

Note: Financial data as of March 31, 2025
Source: S&P Capital IQ Pro

14

# Venture Business Banking Overview

**Driving Core Deposit Growth Through Deep, Relationship-Based Lending in the Innovation Economy**

- **Launched in 2019**, Avidbank's venture platform serves **VC-backed** tech companies and their investors nationwide
- Platform is **highly self-funded**, with **client deposits meaningfully exceeding loan** balances
- **Deposit diversification** is increasing as Avidbank expands into the fund finance business
- **$685 million total deposits** as of March 31, 2025; 75% tied to lending relationships
- Borrowers are **required to bank with Avidbank** which provides full visibility into cashflows and tighter credit control
- Clients are backed by **institutional capital**, with experienced sponsors providing support and **stability**
- National reach with a **strong client base in the Bay Area** and other key innovation hubs
- Positioned to capitalize on market disruption from 2023 through opportunistic **talent and client acquisition**
- Balanced mix of early, expansion and late-stage companies
- Avidbank receives **equity warrants** in connection with extending loan commitments to certain of its customers. As of March 31, 2025, Avidbank has a total of **125 warrant** positions in **81 clients**[1]

## Loans and Deposits Breakout



Deposits/ Loans
Loans
Deposits
Venture Lending & Fund Finance
$292
$685
2.3x

## *Venture Lending Division*

**Venture Lending**

*Provides financing to VC-backed technology companies and their investors nationwide*

**Fund Finance**

*Provides capital call lines of credit to private equity and venture capital firms nationally*

***16%***

*of total loans*

1) Warrant positions are held at the holding company

15

Avidbank

# Differentiated Self-Funding Specialty Finance Platform

**Three Teams Provide Unique Credit Solutions While Generating Quality Deposits**

| Team | Target Clients | Industries Served | |
|---|---|---|---|
| ***Sponsor Finance Lending***<br>*Provides funding for lower-middle market acquisitions*<br>***12%***<br>*of total loans* | ▪ Private equity-backed companies<br>▪ Entrepreneurs using the search fund model<br>▪ Institutional sponsors and family offices | ▪ Software<br>▪ Healthcare<br>▪ Industrial services<br>▪ Staffing | ▪ Manufacturers<br>▪ Behavioral health<br>▪ Media<br>▪ Retail<br>▪ Education |
| ***Asset-Based Lending***<br>*Secured by receivables and inventory*<br>***6%***<br>*of total loans* | ▪ Inventory-heavy or asset-intensive businesses<br>▪ Companies seeking flexible working capital<br>▪ Seasonal or growth stage businesses | ▪ Manufacturers<br>▪ Wholesalers<br>▪ Distributors<br>▪ Consumer | ▪ Packaged goods companies<br>▪ Business service providers |
| ***Invoice Finance***<br>*Provides liquidity via accounts receivable collateral*<br>***2%***<br>*of total loans* | ▪ Rapid growth firms<br>▪ Businesses with seasonal revenue swings<br>▪ Companies with limited access to traditional bank credit | ▪ Technology<br>▪ Life sciences<br>▪ Professional services | ▪ Consumer packaged goods companies |

Note: Financial data as of March 31, 2025

16

# Disciplined Credit Culture and Minimal History of Losses

## Overview

- Proven ability to **manage credit through cycles** with **minimal loss history** - even following tumultuous periods for the sector
- **Low net-charge-offs**, averaging just 7 bps annually since 2017, including **only 1 bp in both 2022 and 2023**
- **Structured credit process** combines efficient execution with strong controls, including:
  - Multi-level credit approval framework
  - Regular divisional portfolio reviews
  - Special Asset Committee meetings twice a month to review any watch, criticized, and classified loans
- **Independent third-party reviews** conducted annually on over 90% of loan balances
- Nonperforming assets represent just 6 bps of total assets as of March 31, 2025
- ACL coverage to NPAs stands at 1,397%; **underscoring conservative reserve posture**

## NPAs / Assets (%)



0.66%
0.18%
0.34%
0.25%
0.15%
0.67%
0.06%
0.06%
0.06%
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Q1

## ACL / Loans (%) and NCOs / Average Loans (%)



ACL / Loans
NCOs / Avg Loans
1.34%
1.25%
1.31%
1.30%
1.10%
1.09%
1.22%
1.12%
1.14%
(0.01%)
0.02%
(0.01%)
0.04%
0.29%
0.01%
0.01%
0.24%
(0.01%)
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Q1

17

# Deposits by Design

- **Multi-pronged deposit strategy** links lending verticals with standalone initiatives
- **Venture Lending drives funding** with deposit generation well in excess of loan balances
- **Corporate Banking and Specialty Finance are self-funding,** supporting loan growth and broader balance sheet strength
- **Treasury Management team bolstered in 2023**
  - Launched a Specialty Deposits group within Treasury Management in the second quarter of 2024 that has raised $91 million
- **CRE and Construction are asset-focused** with limited deposit generation

## Strategic Deposit Engines Funding Loan Growth

*Dollars in millions*



Loans
Deposits
Venture Lending
$292
$685
Corporate Banking
$396
$609
Specialty Finance
$367
$364
Treasury Management
$1
$91
Commercial Real Estate
$507
$41
Real Estate/Construction
$272
$22
Brokered/Other
$4
$116

18

Avidbank

# Funding Engine that Powers Growth

- **Funding mix is evolving**, with borrowings down from $360M to $155M since 2023
- **Expanded use of reciprocal deposit networks** in response to the events of 2023 reduced uninsured deposits from 85% at December 31, 2022, to 34% at December 31, 2023
- **Renewed focus on growing and diversifying core deposits** in 2023 included expanding deposit insurance and bolstering our treasury management team, which resulted in a 14% increase in total deposits in 2024
- **Subordinated debt callable as of 4Q'24**, creating future flexibility

## Borrowing Capacity

*Data as of March 31, 2025*
*Dollars in millions*

| | Capacity | Amount Used ($) | Amount Used (%) | Available |
|---|---|---|---|---|
| Federal Funds Line of Credit | $175 | $70 | 40% | $105 |
| FHLB | $459 | $85 | 19% | $374 |
| Unpledged Securities | $281 | – | – | $281 |
| FRB Discount Window | $843 | – | – | $843 |
| **Available Contingent Capacity** | **$1,758** | **$155** | **8.8%** | **$1,603** |

## Funding Composition

*Dollars in millions / % of total funding*



Non-IB Deposits
IB Deposits
Time Deposits
Subordinated Debt
Other Borrowings
Borrowings have declined since 2023 to only 7.4% of funding
$688
$808
$995
$1,275
$2,001
$1,975
$2,036
$2,098
$2,106
7.4%
1.0%
2.8%
68.9%
19.9%
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Q1

19

# Securities Portfolio Overview

- Securities portfolio yields 2.40%, **significantly below current market rates**
- Portfolio is **13% of total assets**, down from 21% at YE 2022
- Duration of 6.2 years and **average life of 7.6 years**
- **Embedded unrealized losses** of $46M recorded in AOCI ($66M before tax)
- 100% of securities portfolio is classified as AFS
- Portfolio is **actively monitored** for repositioning opportunities
  - Repositioning would enhance profitability with no impact to tangible capital
  - Proceeds from sale of securities with a FV of up to $280 million and an unrealized pre-tax loss of up to $64 million could be reinvested in securities at current market yields

## Investment Portfolio / Total Assets (%) & Portfolio Yield (%)



Investment Portfolio / Total Assets (%)
Portfolio Yield (%)
17.58%
20.84%
14.58%
12.87%
12.79%
1.62%
2.13%
2.28%
2.31%
2.40%
2021Y
2022Y
2023Y
2024Y
2025Q1

## Portfolio Composition



Other Securities, 3%
Total Securities at March 31, 2025:
$297M
Agency MBS and CMOs, 97%

## Net Unrealized Loss on AFS Securities ($M)



2021Y
2022Y
2023Y
2024Y
2025Q1
($6.6)
($83.3)
($68.8)
($72.6)
($65.6)
AOCI Balance: ($46.4M)¹

1) Accumulated other comprehensive income (AOCI) equal to the unrealized losses on securities available for sale net of tax

20

Avidbank

# Solid Profitability with Compelling EPS Growth

## Adjusted Earnings Per Share ($)[1]



EPS ($)
GAAP to Non-GAAP Adjustment ($)
$1.08
$1.90
$2.17
$1.61
$2.02
$3.64
$2.94
$2.76
$0.71
$1.08
$1.90
$2.17
$1.61
$2.02
$3.60
$2.24
$2.76
$0.71
$ 0.04
$ 0.70
2017 – 2024 CAGR: 14%
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Q1

## Adjusted Return on Average Assets (%)[1]



ROAA (%)
GAAP to Non-GAAP Adjustment (%)
0.77%
1.28%
1.24%
0.72%
0.72%
1.22%
1.01%
0.93%
0.96%
0.77%
1.28%
1.24%
0.72%
0.72%
1.21%
0.77%
0.93%
0.96%
0.01%
0.24%
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Q1

## Adjusted Return on Average Equity (%)[1]



ROAE (%)
GAAP to Non-GAAP Adjustment (%)
7.4%
11.7%
11.8%
7.9%
9.2%
18.6%
14.7%
12.0%
11.5%
7.4%
11.7%
11.8%
7.9%
9.2%
18.4%
11.2%
12.0%
11.5%
0.2%
3.5%
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Q1

## Net Interest Margin (%)



NIM
Yield on Loans
Cost of Deposits
5.37%
5.64%
5.74%
5.04%
4.82%
5.43%
6.93%
7.28%
6.96%
4.32%
4.58%
4.55%
3.53%
3.12%
3.78%
3.53%
3.44%
3.52%
0.28%
0.42%
0.60%
0.41%
0.17%
0.40%
2.15%
3.01%
2.76%
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Q1

1) Adjusted profitability measures. See GAAP to non-GAAP reconciliation in Appendix for detail

21

Capi t al O v e r view Tie r 1 Le v e r a g e R a tio (%) T angible Commo n E quity / T angible Ass e ts (%) 2 0 21Y 2 0 22Y 2 0 23Y 2 0 24Y 2 0 25 Q 1 T o t al Risk Based Capi t al R a tio (%) 8.9% 9.8% 9.9% 10.6% 11.1% 2 0 21Y 2 0 22Y 2 0 23Y 2 0 24Y 2 0 25 Q 1 11.1% 11.8% 12.9% 12.3% 11.9% 2 0 21Y 2 0 22Y 2 0 23Y 2 0 24Y 2 0 25 Q 1 2 0 21Y 2 0 22Y 2 0 23Y 2 0 24Y 2 0 25 Q 1 Tier 1 Risk Based Capi t al R a tio (%) 6.9% 9.5% 9.8% 10.4% 10.4% 6.3% 22 6.4% 7.4% 8.1% 8.5%

Avidbank

# Recent Developments

## Q2 2025 Financial Highlights

### Financial Snapshot

| *$ in millions, except per share amounts* | Results as of and for | | |
|---|---|---|---|
| | Q2 2025[1] | Q1 2025 | Q4 2024 |
| **Select Balance Sheet Data:** | | | |
| Cash & Cash Equivalents | $129.9 | $125.0 | $82.7 |
| Securities | 292.8 | 296.6 | 296.6 |
| Loans, Net of Deferred Loan Fees | 1,911.7 | 1,841.2 | 1,864.9 |
| Allowance for Credit Losses | 19.6 | 18.7 | 18.7 |
| Total Assets | $2,392.1 | $2,319.9 | $2,304.5 |
| Deposits | $2,002.8 | $1,929.5 | $1,891.4 |
| Shareholders' Equity | $204.4 | $196.6 | $186.4 |
| **Per Share Data:** | | | |
| Diluted Earnings Per Share | $0.75 | $0.71 | $0.84 |
| Book Value Per Share | $25.80 | $24.85 | $23.57 |
| **Select Income Statement Data:** | | | |
| Net Interest Income | $20.3 | $19.4 | $19.2 |
| Provision for Credit Losses | 0.9 | – | 0.8 |
| Noninterest Income | 1.5 | 1.2 | 1.8 |
| Noninterest Expense | 12.6 | 12.8 | 11.1 |
| Income Taxes | 2.5 | 2.2 | 2.8 |
| Net Income | $5.8 | $5.4 | $6.5 |
| **Select Profitability Metrics:** | | | |
| Taxable-Equivalent Net Interest Margin | 3.60% | 3.52% | 3.49% |
| Return on Average Assets | 1.00% | 0.96% | 1.14% |
| Return on Average Equity | 11.6% | 11.5% | 13.7% |
| Nonperforming Assets / Assets | 0.06% | 0.06% | 0.06% |

### Key Commentary from the Quarter[1]

- Total assets grew at an annualized rate of 12% compared to Q1 2025
- Loans, net of deferred loan fees, grew at an annualized rate of 15% compared to Q1 2025
- Total deposits grew at an annualized rate of 15% compared to Q1 2025
- Book value per share was $25.80, an increase of $0.95, or 15% annualized, from March 31, 2025
- Diluted EPS increased to $0.75 in Q2 2025 from $0.71 in Q1 2025
- ROAA increased to 1.00% in Q2 2025 from 0.96% in Q1 2025
- Taxable-equivalent net interest margin increased to 3.60% in Q2 2025 from 3.52% in Q1 2025
- NPAs / Assets ratio of 0.06% as of June 30, 2025

1) Q2 2025 figures are preliminary financial information and are subject to change. See disclaimers on slide 4 for more information on our use of preliminary financial information

23

# Why Avidbank: Multi-Business Line Growth with National Reach

- Experienced Leadership Team with a Deep, Growing Bench
- Diversified Business Lines Tailored to Meet Customer Needs
- Disciplined Credit Culture and Minimal History of Losses
- Diversifying Deposits Through Targeted Treasury Solutions
- History of Generating Double-Digit Loan and Deposit Growth
- Ability to Enhance Profitability Through Strategic Securities Repositioning
- Disciplined Cost Management Paired with Targeted Technology Investments to Support Scalability

24

25 Appendix

Avidbank

# Q1 2025 Results Summary

## Financial Snapshot

| *$ in thousands, except per share amounts* | Results as of and for | |
|---|---|---|
| | Q1 2025 | Q1 2024 |
| **Select Operating Data:** | | |
| Net Interest Income | $19,352 | $18,885 |
| Provision for Credit Losses | - | 319 |
| Total Noninterest Income | 1,171 | 1,283 |
| Total Noninterest Expense | 12,842 | 12,427 |
| Income Before Income Taxes | 7,681 | 7,422 |
| Income Tax Expense | 2,245 | 2,176 |
| Net Income | $5,436 | $5,246 |
| **Per Share Data:** | | |
| Diluted Earnings Per Share | $0.71 | $0.69 |
| Book Value Per Share | $24.85 | $21.41 |
| **Select Balance Sheet Data:** | | |
| Loans, Net of Deferred Loan Fees | $1,841,187 | $1,783,024 |
| Investment Securities | 296,617 | 314,793 |
| Total Assets | 2,319,922 | 2,256,511 |
| Deposits | 1,929,488 | 1,757,858 |
| Shareholders' Equity | 196,619 | 167,084 |
| **Performance Ratios:** | | |
| Return on Average Assets | 0.96% | 0.95% |
| Return on Average Equity | 11.5% | 12.6% |
| Taxable-Equivalent Net Interest Margin | 3.52% | 3.54% |
| Efficiency Ratio | 63% | 62% |
| **Asset Quality Data:** | | |
| Allowance for Credit Losses to Total Loans | 1.14% | 1.21% |
| Nonperforming Assets to Total Assets | 0.06% | 0.06% |
| Net Charge-Offs to Average Loans | -0.01% | 0.00% |
| **Balance Sheet and Capital Ratios:** | | |
| Tier 1 Leverage Ratio | 10.4% | 9.9% |
| Common Equity Tier 1 Ratio | 11.1% | 10.0% |
| Tier 1 Risk-Based Capital Ratio | 11.1% | 10.0% |
| Total Risk-Based Capital Ratio | 12.9% | 12.0% |
| TCE / TA | 8.5% | 7.4% |

## Key Commentary from the Quarter

- Book value per share was $24.85, an increase of $1.28, or 22% annualized, from December 31, 2024, and an increase of $3.44, or 16% from March 31, 2024
- Taxable-equivalent net interest margin contracted slightly to 3.52% in the first quarter of 2025, compared to 3.54% in the first quarter of 2024
- Period end deposits increased $38.1 million, or 8% annualized, from December 31, 2024, and $171.6 million, or 10%, from March 31, 2024
- Loans decreased $23.8 million, or 5% annualized, from December 31, 2024, and increased $58.2 million, or 3%, from March 31, 2024
- Annualized net charge-offs to average loans totaled -0.01% for the first quarter of 2025 compared to 0.00% for the first quarter of 2024
- Nonperforming assets to total assets totaled 0.06% as of March 31, 2025 and March 31, 2024

**0.96%**
ROAA

**11.5%**
ROAE

**-0.01%**
NCOs / Avg Loans

**3.52%**
Net Interest Margin

26

Avidbank

# Experienced Management Team



### Mark D. Mordell – Chairman of the Board, President and Chief Executive Officer

- Joined the board of directors of the Bank in January of 2006, appointed Chairman in February of 2007, named CEO of Avidbank Holdings and the Bank in March 2012
- Brings over 30 years of financial services, real estate and diverse business experience to the Company
- In 1991 founded California Bavarian Corporation and its successor company, CBC Properties, LLC, which was a full service real estate investment and management organization based in Palo Alto
- Mr. Mordell holds various roles including Advisory Board Member to MMM Management, Inc., the strategic advisor to a family office based in San Francisco, Advisory Board Member of the Donovan & Bank Foundation, which assists Special Forces Operators transition into a life of peace, contentment and balance, and is involved in various community organizations including Stanford University, Peninsula Bridge, Sacred Heart Preparatory School and the Town of Portola Valley
- Mr. Mordell received a B.A. in Economics from Stanford University



### Patrick Oakes – Executive Vice President and Chief Financial Officer

- Joined the Bank as EVP and CFO of Avidbank Holdings and the Bank in March 2022
- Came to the Company from Atlantic Capital Bancshares, Inc. (Nasdaq: ACBI, which subsequently merged into SouthState Bank, N.A.) where he served as EVP, CFO and Secretary from 2015 to 2022
- Previous roles include EVP and CFO of Square 1 Bank, EVP and CFO of Encore Bancshares, Inc, and Senior Vice President and Treasurer of Sterling Bank
- Mr. Oakes was named the Atlanta Business Chronicle's 2021 CFO of the Year among small public company CFOs
- Mr. Oakes is a Chartered Financial Analyst, and holds a Bachelor of Science in Electrical Engineering Technology degree from Texas A&M University and an MBA, International Finance from Richmond American University London



### Gina Thoma-Peterson – Executive Vice President and Chief Operating Officer

- Joined the Bank as EVP and COO of Avidbank Holdings and the Bank in September 2019
- Previously spent eight years at MUFG Union Bank holding senior positions in global financial services enterprise and operational risk management, and comprehensive capital and analysis review (CCAR)
- Spent 12 years at PricewaterhouseCoopers (PwC) in San Francisco, with deep expertise in regulatory compliance, enterprise risk, financial reporting and operational resilience. Led advisory and audit services for the largest PwC portfolio of global, regional and community financial institutions in the Western U.S.
- Spent six years in bank supervision and regulatory compliance as an Associate National Bank Examiner for the Office of the Comptroller of the Currency, following four years in operational roles with community and regional banks in California and Washington
- Ms. Thoma-Peterson received her B.A. in Business Administration from the University of Washington

27

Avidbank

# Experienced Management Team



**Geoffrey E. Butner – Executive Vice President and Chief Credit Officer**

- Joined as SVP & Deputy Chief Credit Officer of Avidbank Holdings and the Bank in November 2016 and was promoted to EVP & CCO in November 2018
- Brings 37 years of experience in the banking and financial services industry serving small and medium sized businesses
- Previously spent eight years at Square 1 Bank as a Risk Manager, five years at Silicon Valley Bank as a Senior Credit Officer, and was previously Chief Operating Officer of a venture-backed technology startup, eFinance where he led the engineering, product development, customer service, and sales efforts
- Mr. Butner received his B.A. in Business Economics from the University of California at Santa Barbara.



**Tami Laura Benedict – Executive Vice President and Chief of Staff**

- Joined the Bank in 2006 as an online banking specialist, was promoted to Assistant VP and Operations Manager of the Bank in 2008, then to VP in 2012, where she took on the additional responsibility as the Deputy BSA (Bank Secrecy Act) Officer
- In June 2016, Ms. Benedict was promoted to Senior Vice President where she managed the day-to-day operations for Loan Services, Asset-Based Lending Operations, IT, the Branch, Deposit Operations, and Cash Management divisions of the Bank
- In August 2024, she was appointed Executive Vice President and Chief of Staff of the Bank



**Victor DeMarco – Executive Vice President and Chief Legal Counsel**

- Joined in 2020 as the SVP and General Counsel of Avidbank Holdings and the Bank and was promoted to EVP and Chief Legal Officer in September 2024
- Founding member of Square 1 Bank, where he held several leadership positions and helped grow the Bank from inception through its IPO and merger with Pacific Western Bank
- Between February 2019 and September 2020, he practiced law with Smith Anderson representing many of the top venture banks in the country
- Mr. DeMarco received his B.S. in business from North Carolina State University, his MBA from the University of North Carolina at Chapel Hill, and his J.D. from North Carolina Central University



**Arthur Wasson – Executive Vice President and Treasury Management**

- Joined the Bank as EVP, Treasury Management Services of the Bank in August 2023
- Previously served as the managing group director and was a founding member of the venture banking team at Signature Bank from 2019 to 2023
- Spent seven years at Square 1 Bank, subsequently acquired by Pacific Western Bank, most recently as EVP and Head of the Equity Funds Group and Global Treasury Management
- He began his banking career first at Merrill Lynch and later at Morgan Stanley in their private banking divisions
- Mr. Wasson received his B.S. in Accountancy from Villanova University and a J.D. from Albany Law School

28

Avidbank

# Board of Directors

### Mark D. Mordell – Chairman of the Board, President and CEO

- See prior pages for detailed biography

### Kristofer W. Biorn – Director

- Mr. Biorn is an attorney with the Palo Alto law firm of Crist | Biorn | Shepherd | Roskoph APC, one of the oldest law firms in Palo Alto
- He specializes in litigation related to estates and trusts and has extensive experience in estate planning and commercial real estate transactions
- He graduated from Duke University and the UC College of the Law - San Francisco

### James F. Deutsch – Director

- Mr. Deutsch has over 40 years of experience in banking. He is a partner in Patriot Financial Partners, a private equity firm based in Radnor, PA
- Prior to joining Patriot in 2012, Mr. Deutsch served as President, CEO, and Founder of Team Capital Bank, a privately held institution headquartered in Bethlehem, PA
- Before Team Capital, he spend over 25 years with Commerce Bank, Brown Brothers Harriman, and Summit Bank
- He has served on the Board of Directors of more than 10 banks ranging in size from $1 billion to $30 billion in assets

### Diane J. Flynn – Director

- Ms. Flynn is Cofounder and CEO of ReBoot Accel, designing inclusive work cultures
- She consults with Fortune 500 companies, coaches executives, and facilitates workshops that support and promote women and underrepresented groups
- Diane was previously Chief Marketing Officer of GSVlabs, VP Business Development at Electronic Arts, and an associate consultant at The Boston Consulting Group
- She serves on the boards at Resurge International and MixR, and previously served on the Sacred Heart Schools and Santa Lucia Preserve Boards
- She earned a BA in Economics from Stanford and an MBA from Harvard

### Lisa B. Hendrickson – Director

- Ms. Hendrickson was Capital Project Manager and former President and CEO of Avenidas, a Palo Alto based not-for-profit senior services agency
- Previously she had twenty years of commercial banking experience culminating as Senior Vice President and Manager, Regional Commercial Banking at Wells Fargo Bank, Palo Alto

### Bryan C. Polster – Director

- Mr. Polster has more than 40 years of experience in the public accounting profession and is the past Chairman of the Board of Partners of Frank, Rimerman + Co. LLP, which serves leading Technology, Venture Capital, and Real Estate companies in Silicon Valley
- He is a retired Certified Public Accountant and has served on several committees of the American Institute of Certified Public Accountants

### Michael F. Rosinus – Director

- Mr. Rosinus is a private investor focusing on investments in community banks, other financial services companies, and a consumer packaged goods company
- He previously served as a Director of Bridgeview Bancorp, Inc. and Bridgeview Bank Group, Cordia Bancorp and Bank of Virginia, Home Bancorp Inc. and Homebanc, and NewDominion Bank
- Prior to his investment activities, Mr. Rosinus was employed in the banking industry for 18 years, serving as the Chief Lending Officer for M&T Bank in New York City and the Chief Executive Officer of the Commercial Bank for Citibank in Chicago

### Robert H. Scott – Director

- Mr. Scott is a 30-year network security industry veteran who was named by Ernst & Young as its Entrepreneur of the Year in 2002
- Mr. Scott is currently the Chief Strategy Officer of Silversky, Inc., a provider of cybersecurity as a managed services model
- Previously, he served as the CEO of Cygilant, Inc., Bradford Networks, a network security company acquired by Fortinet, and Clique Intelligence, a software platform for data sharing and collaboration technologies

### Marc J. Verissimo – Director

- Mr. Verissimo has over 38 years of banking experience, primarily in senior positions
- After stints at Bank of America and First Interstate Bank, he founded and was head of Technology Banking at Comerica Bank
- In 1993 he joined Silicon Valley Bank. Over the next 23 years, Mr. Verissimo served on SVB's executive committee and worked in multiple roles including Head of California Banking, interim Chief Financial Officer twice, Chief Strategy Officer, and his last role of Chief Risk Officer

### Linda Morris – Director

- Ms. Morris previously worked for PNC Bank for approximately 21 years and was the former Executive Vice President and Head of U.S. Retail Branch Banking and Physical Distribution where she led a network of around 2,500 branches and 16,000 employees nationwide
- Ms. Morris has deep expertise in enterprise risk management, regulatory compliance, strategic planning and human capital management
- Ms. Morris currently works as an executive coach and advisor to senior executives, helping corporate leaders in a variety of industries including financial services, fintech, biotech, construction, etc. through organizational transformation, business scaling, and implementing innovative strategies and leadership pipelines

29

Avidbank

# GAAP to Non-GAAP Reconciliation

| *$ in thousands* | For the Year Ended December 31, 2021 | 2022 | 2023 | 2024 | For the Quarter Ended March 31, 2025 |
|---|---|---|---|---|---|
| **Non-GAAP Adjusted Net Income Reconciliation** | | | | | |
| Net Income - GAAP | $12,264 | $25,023 | $16,801 | $21,015 | $5,436 |
| Loss on Sale of Securities, Net of Income Tax | – | 295 | 4,483 | – | – |
| Severance, Net of Income Tax | – | – | 233 | – | – |
| BOLI Surrender Tax Expense | – | – | 478 | – | – |
| **Adjusted Net Income (non-GAAP)** | **$12,264** | **$25,318** | **$21,995** | **$21,015** | **$5,436** |
| **Non-GAAP Adjusted Diluted Earnings Per Share Reconciliation** | | | | | |
| Diluted Earnings Per Share - GAAP | $2.02 | $3.60 | $2.24 | $2.76 | $0.71 |
| Loss on Sale of Securities, Net of Income Tax | – | 0.04 | 0.60 | – | – |
| Severance, Net of Income Tax | – | – | 0.03 | – | – |
| BOLI Surrender Tax Expense | – | – | 0.06 | – | – |
| **Adjusted Diluted Earnings Per Share (non-GAAP)** | **$2.02** | **$3.64** | **$2.94** | **$2.76** | **$0.71** |
| **Non-GAAP Adjusted Return on Average Assets Reconciliation** | | | | | |
| Net Income - GAAP | $12,264 | $25,023 | $16,801 | $21,015 | $5,436 |
| Average Total Assets | 1,713,888 | 2,072,989 | 2,173,969 | 2,252,814 | 2,289,935 |
| Return on Average Assets - GAAP | 0.72% | 1.21% | 0.77% | 0.93% | 0.96% |
| Adjusted Net Income (non-GAAP) | $12,264 | $25,318 | $21,995 | $21,015 | $5,436 |
| Average Total Assets | 1,713,888 | 2,072,989 | 2,173,969 | 2,252,814 | 2,289,935 |
| **Adjusted Return on Average Assets (non-GAAP)** | **0.72%** | **1.22%** | **1.01%** | **0.93%** | **0.96%** |
| **Non-GAAP Adjusted Return on Average Equity Reconciliation** | | | | | |
| Net Income - GAAP | $12,264 | $25,023 | $16,801 | $21,015 | $5,436 |
| Average Total Equity | 133,646 | 135,841 | 150,045 | 175,348 | 191,891 |
| Return on Average Equity - GAAP | 9.2% | 18.4% | 11.2% | 12.0% | 11.5% |
| Adjusted Net Income (non-GAAP) | $12,264 | $25,318 | $21,995 | $21,015 | $5,436 |
| Average Total Equity | 133,646 | 135,841 | 150,045 | 175,348 | 191,891 |
| **Adjusted Return on Average Equity (non-GAAP)** | **9.2%** | **18.6%** | **14.7%** | **12.0%** | **11.5%** |

30

Avidbank

# Historical Balance Sheet

| *$ in thousands* | As of December 31, | | As of March 31, |
|---|---|---|---|
| | 2023 | 2024 | 2025 |
| Cash and Cash Equivalents | $81,396 | $82,701 | $125,001 |
| AFS Investment Securities | 325,320 | 296,556 | 296,617 |
| Loans, Net of Deferred Loan Fees | 1,740,647 | 1,864,942 | 1,841,187 |
| Allowance for Credit Losses on Loans | (19,131) | (18,679) | (18,722) |
| Net Loans | 1,721,516 | 1,846,263 | 1,822,465 |
| Bank Owned Life Insurance | 12,315 | 12,674 | 12,764 |
| Premises and Equipment, Net | 3,297 | 2,331 | 2,118 |
| Other Assets | 86,992 | 63,963 | 60,957 |
| **Total Assets** | **$2,230,836** | **$2,304,488** | **$2,319,922** |
| Deposits | $1,654,329 | $1,891,355 | $1,929,488 |
| Subordinated Debt, Net | 21,906 | 22,000 | 22,000 |
| Short-Term Borrowings | 360,000 | 185,000 | 155,000 |
| Other Liabilities | 29,289 | 19,771 | 16,815 |
| **Total Liabilities** | **$2,065,524** | **$2,118,126** | **$2,123,303** |
| Common Stock | $104,499 | $106,997 | $106,839 |
| Retained Earnings | 109,688 | 130,703 | 136,139 |
| Accumulated Other Comprehensive Income (Loss) | (48,875) | (51,338) | (46,359) |
| **Total Shareholders' Equity** | **$165,312** | **$186,362** | **$196,619** |
| **Total Liabilities and Shareholders' Equity** | **$2,230,836** | **$2,304,488** | **$2,319,922** |

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Avidbank

# Historical Income Statement

| *$ in thousands* | For the Year Ended December 31, 2023 | For the Year Ended December 31, 2024 | For the Quarter Ended March 31, 2025 |
|---|---|---|---|
| Interest and Fees on Loans | $112,494 | $130,878 | $31,885 |
| Interest on Investment Securities | 8,658 | 7,162 | 1,749 |
| Federal Home Loan Bank Dividends | 690 | 752 | 185 |
| Other Interest Income | 3,140 | 3,649 | 706 |
| **Total Interest Income** | **$124,982** | **$142,441** | **$34,525** |
| Interest on Deposits | $36,414 | $54,146 | $12,827 |
| Interest on Borrowings | 15,009 | 13,073 | 2,346 |
| **Total Interest Expense** | **$51,423** | **$67,219** | **$15,173** |
| **Net Interest Income** | **$73,559** | **$75,222** | **$19,352** |
| Provision for Credit Losses | 3,042 | 4,096 | – |
| Service Charges, Fees and Other Income | $2,209 | $2,600 | $762 |
| Foreign Exchange Income | 411 | 896 | 220 |
| Bank-Owned Life Insurance Income | 894 | 508 | 90 |
| Warrant and Success Fee Income | 23 | 65 | – |
| Loss on Sale of Investment Securities and ORE | (6,379) | – | – |
| Other Income | 190 | 1,941 | 99 |
| **Total Noninterest Income** | **($2,652)** | **$6,010** | **$1,171** |
| Salaries and Employee Benefits | $30,572 | $32,499 | $9,097 |
| Occupancy and Equipment | 3,954 | 4,019 | 996 |
| Data Processing | 2,041 | 2,412 | 615 |
| Regulatory Assessments | 1,663 | 2,083 | 544 |
| Legal and Professional Fees | 1,839 | 2,139 | 511 |
| Other Expenses | 3,824 | 4,181 | 1,079 |
| **Total Noninterest Expense** | **$43,893** | **$47,333** | **$12,842** |
| **Income Before Provision for Income Taxes** | **$23,972** | **$29,803** | **$7,681** |
| Provision for Income Taxes | 7,171 | 8,788 | 2,245 |
| **Net Income** | **$16,801** | **$21,015** | **$5,436** |
| Basic Earnings Per Common Share | $2.29 | $2.83 | $0.73 |
| Diluted Earnings Per Common Share | $2.24 | $2.76 | $0.71 |

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